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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):     November 22, 1996
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                         TRIATHLON BROADCASTING COMPANY
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               (Exact name of registrant as specified in charter)



          Delaware                    0-26530                 33-0668235
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(State or Other Jurisdiction   (Commission File No.)        (IRS Employer
      of Incorporation)                                   Identification No.)

Symphony Towers, 750 B Street, Suite 1920, San Diego, CA               92101
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(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code:     (619) 239-4242
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                                      N/A
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(Former name or former address, if changed since last report)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On November 22, 1996, the Company acquired from Pourtales Radio Partnership ("Pourtales"), for an aggregate purchase price of $22.8 million, radio stations KVOR-AM, KSPZ(FM), KTWK-AM and KVUU(FM), each operating in the Colorado Springs, Colorado market, radio stations KEYF-AM/FM, KUDY-AM and KKZX(FM), each operating in the Spokane, Washington market, radio stations KEGX(FM) and KTCR-AM, each operating in the Tri-Cities, Washington market, and KEYN(FM), operating in the Wichita, Kansas market (the "Pourtales Acquisition"). The purchase price was determined pursuant to a contract between Pourtales and the Company entered into in August 1995. The Pourtales Acquisition was financed from cash on hand and from proceeds from a credit facility recently obtained from AT&T Commercial Finance Corporation ("AT&T Commercial"). See Item 5.

The Company's contract with Pourtales was arrived at through arm's-length negotiation. C. Terry Robinson, the beneficial owner of 122,445 shares of the Company's non-voting Class D Common Stock (approximately 1 % of the fully diluted common stock equivalents outstanding), is the principal owner of Pourtales. Mr. Robinson is also expected to provide marketing and consulting services to the Company. In addition, prior to the Company's formation, Norman Feuer, Chief Executive Officer and President of the Company, acted as the Chief Operating Officer of Pourtales and was responsible for the day-to-day operations of all of the radio stations owned by Pourtales. Mr. Feuer, in addition to serving as an officer and a Director of the Company, provided radio programming consulting services to Pourtales prior to the Pourtales Acquisition for certain stations included in the Pourtales Acquisition. Mr. Feuer did not have an ownership interest in Pourtales.


ITEM 5.  OTHER EVENTS.

In November 1996, the Company's subsidiaries obtained a $40 million credit facility from AT&T Commercial ("Credit Agreement"). Funding available under the Credit Agreement is limited to an amount, which equals 5.5 times historical 12-month trailing broadcast cash flow of the subsidiaries. The calculation of broadcast cash flow is made on a pro forma basis which includes the trailing 12 month broadcast cash flow (net revenues less station operating expenses, exclusive of depreciation, amortization and corporate overhead and deferred compensation) of the stations currently owned and/or operated by the Company and stations to be acquired.

The Company's subsidiaries borrowed $13,000,000 under the Credit Agreement on November 22, 1996. Loans under the Credit Agreement will bear interest at a floating rate equal to 4.25% plus the 30-day Commercial Paper rate ("Base Rate"), subject to adjustment (9.7 % as of December 9, 1996). Principal is payable in monthly installments of increasing amounts commencing July 1, 1997, and continuing until March 1, 2002, when all remaining outstanding principal is due.

The Company's obligations under the Credit Agreement are secured by a first priority security interest in all existing and after-acquired property of the Company's subsidiaries, with the exception of FCC licenses and authorizations to the extent it is unlawful to grant a security interest in such licenses and authorizations, and all issued and outstanding capital stock of the Company's subsidiaries. All outstanding indebtedness under the Credit Agreement is guaranteed by the Company. The Credit Agreement also contains financial leverage and coverage ratios, limitations on corporate overhead, and restrictions on capital expenditures.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of businesses acquired.

The audited financial statements for the radio stations acquired in the Pourtales Acquisition for the years ended December 31, 1995 and 1994 is set forth in the Prospectus dated March 4, 1996, contained in the Registration Statement filed by the Company with the Securities and Exchange Commission (File No. 333- 1186) ("Prospectus"), which is incorporated herein by reference.

It is impracticable to file the unaudited financial information required by Item (a) at this time for interim periods subsequent to December 31, 1995, because that information is not yet available. The Company will file that information as soon as is practicable but not later than 60 days following December 9, 1996.

(b) Pro forma financial information.

It is impracticable to file the unaudited pro forma financial information required by Item 7(b) at this time for the year ended March 31, 1996 and for the six months ended September 30, 1996, because that information is not yet available. The Company will file that information as soon as practicable but not later than 60 days following December 9, 1996.

(c)  Exhibits.

10.1 Loan Agreement dated November 19, 1996 among AT&T Commercial Finance Corporation and Triathlon Broadcasting of Wichita, Inc., Triathlon Broadcasting of Lincoln, Inc., Triathlon Broadcasting of Omaha, Inc. Triathlon Broadcasting of Spokane, Inc., Triathlon Broadcasting of Tri-Cities, Inc., Triathlon Broadcasting of Colorado Springs, Inc. and Triathlon Broadcasting of Little Rock, Inc.

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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                            TRIATHLON BROADCASTING COMPANY



Date: December 9,1996                       By: /s/ Jan E. Chason
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                                                Jan E. Chason
                                                Chief Financial Officer